Exhibit 99.4

PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

American Medical Systems Holdings, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	April 2, 2011	April 3, 2010
Net sales	$140,786	$134,926
Cost of sales	22,133	21,027

Gross profit	118,653	113,899

Operating expenses
Selling, general and administrative	60,286	60,887
Research and development	14,418	13,509
Global manufacturing start-up costs	197	—
Amortization of intangibles	2,948	3,047

Total operating expenses	77,849	77,443

Operating income	40,804	36,456

Other (expense) income
Royalty income	82	308
Interest expense	(3,101)	(3,954)
Amortization of financing costs	(3,163)	(3,693)
Gain on sale of non-strategic assets	—	7,719
Other (expense) income	(827)	(516)

Total other (expense)	(7,009)	(136)

Income before income taxes	33,795	36,320
Provision for income taxes	12,234	15,662

Net income	$21,561	$20,658

Net income per share
Basic net earnings	$0.28	$0.28
Diluted net earnings	$0.27	$0.27

Weighted average common shares used in calculation
Basic	76,866	75,117
Diluted	78,691	76,270

The accompanying notes are an integral part of the consolidated financial statements.

American Medical Systems Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	April 2, 2011	January 1, 2011
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$26,995	$16,481
Short-term investments	83,020	61,334
Accounts receivable, net	96,442	98,518
Inventories, net	35,492	33,789
Deferred income taxes	16,372	15,558
Other current assets	7,848	6,747

Total current assets	266,169	232,427

Property, plant and equipment, net	40,820	41,405
Goodwill	684,659	683,720
Intangible assets, net	87,983	90,781
Other long-term assets, net	8,768	5,101

Total assets	$1,088,399	$1,053,434

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$9,500	$8,833
Income taxes payable	8,569	535
Accrued compensation expenses	21,476	30,800
Accrued warranty expense	2,704	2,697
Other accrued expenses	26,053	26,687

Total current liabilities	68,302	69,552

Long-term debt	238,062	235,093
Deferred income taxes	59,278	57,259
Long-term income taxes payable	19,494	19,268
Long-term employee benefit obligations	3,784	3,701

Total liabilities	388,920	384,873

Stockholders’ equity
Common stock, par value $.01 per share; authorized 200,000,000 shares; issued and outstanding: 77,185,102 shares at April 2, 2011 and 76,777,443 shares at January 1, 2011	772	768
Additional paid-in capital	445,123	436,825
Accumulated other comprehensive income	6,249	5,195
Retained earnings	247,335	225,773

Total stockholders’ equity	699,479	668,561

Total liabilities and stockholders’ equity	$1,088,399	$1,053,434

The accompanying notes are an integral part of the consolidated financial statements.

American Medical Systems Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	April 2, 2011	April 3, 2010
Cash flows from operating activities
Net income	$21,561	$20,658
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	2,441	2,524
Amortization of intangibles	2,948	3,047
Amortization of financing costs	3,163	3,693
Excess tax benefit from stock-based compensation	(300)	(195)
Net settlement of derivative contracts	425	(783)
Change in net deferred income taxes	1,213	(1,556)
Gain on sale of non-strategic assets	—	(7,719)
Stock-based compensation	2,190	1,829

Changes in operating assets and liabilities:
Accounts receivable	3,939	5,138
Inventories	(1,537)	(1,042)
Accounts payable and accrued expenses	(2,249)	1,226
Other assets	(617)	(212)

Net cash provided by operating activities	33,177	26,608

Cash flows from investing activities
Purchase of property, plant and equipment	(1,802)	(1,314)
Net settlement of derivative contracts	(425)	783
Sale of non-strategic assets, net	—	20,186
Purchase of intangibles	(508)	(693)
Purchase of investments	(34,468)	(25,041)
Sale of investments	8,571	7,337

Net cash (used in) provided by investing activities	(28,632)	1,258

Cash flows from financing activities
Issuance of common stock	5,998	9,365
Excess tax benefit from stock-based compensation	300	195
Payments on senior secured credit facility	—	(45,719)

Net cash provided by (used in) financing activities	6,298	(36,159)

Effect of currency exchange rates on cash	(329)	(165)

Net increase (decrease) in cash and cash equivalents	10,514	(8,458)

Cash and cash equivalents at beginning of period	16,481	30,670

Cash and cash equivalents at end of period	$26,995	$22,212

Supplemental disclosure
Cash paid for interest	$6,092	$7,008
Cash paid for taxes	$1,929	$4,806

The accompanying notes are an integral part of the consolidated financial statements.

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of Presentation

We have prepared the consolidated financial statements included in this Quarterly Report on Form 10-Q without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) have been condensed or omitted pursuant to these rules and regulations. The year-end balance sheet was derived from audited financial statements, but does not include all disclosures required by U.S. GAAP. These unaudited consolidated interim financial statements should be read in conjunction with our consolidated financial statements and related notes included in our Annual Report on Form 10-K for fiscal 2010. All amounts presented in tables are in thousands, except per share data.

These statements reflect, in management’s opinion, all adjustments (which include only normal, recurring adjustments) necessary for a fair presentation of the financial position and the results of operations and cash flows for the periods presented. The results of operations for any interim period may not be indicative of results for the full year.

We have a 52 or 53 week fiscal year ending on the Saturday nearest December 31. Accordingly, the first fiscal quarters of 2011 and 2010 are represented by the three month periods ended on April 2, 2011 and April 3, 2010, respectively.

2. Recently Issued Accounting Pronouncements

In October 2009, the FASB issued Accounting Standards Update (ASU) 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force (ASU 2009-13). ASU 2009-13 allows separate accounting for multiple-deliverable arrangements for more circumstances than under existing U.S. GAAP and establishes a selling price hierarchy for determining the selling price of a deliverable. In addition, it replaces the term “fair value” in the revenue allocation guidance with “selling price” to clarify the allocation of revenue is based on entity-specific assumptions rather than assumptions of a market place participant, eliminates the use of the residual method for allocation, and expands on-going disclosure requirements. ASU 2009-13 is effective for fiscal years beginning on or after June 15, 2010 and can be applied prospectively or retrospectively. We adopted the updated accounting guidance for multiple-deliverable revenue arrangements on a prospective basis for our fiscal 2011 year beginning on January 2, 2011, and the adoption did not have a material impact on our consolidated financial position or results of operations.

3. Stock-Based Compensation

At April 2, 2011, the 2005 Stock Incentive Plan, as amended and restated (2005 Plan), is our one active stock-based employee compensation plan under which new awards may be granted. The 2005 Plan replaced our 2000 Equity Inventive Plan (2000 Plan). Awards under the 2005 Plan include incentive stock options, non-qualified option grants and restricted stock. Amounts recognized in our financial statements related to stock-based compensation were as follows:

	Three Months Ended
(in thousands)	April 2, 2011	April 3, 2010
Cost of sales	$194	$248
Selling, general and administrative	1,701	1,296
Research and development	295	285

Total stock-based compensation expense	$2,190	$1,829

Options granted under the plans generally become exercisable for twenty-five percent of the shares on the first anniversary date of the grant and 6.25 percent at the end of each quarter thereafter. Options are granted with an exercise price equal to the fair market value of the common stock on the date of the grant.

Options granted under our 2000 Plan generally have a stated expiration, if not exercised or earlier terminated, ten years after the date of grant. Options granted under our 2005 Plan generally have a stated expiration, if not exercised or earlier terminated, seven years after the date of grant.

Stock option activity under our 2000 Plan and 2005 Plan for the three months ended April 2, 2011 was as follows:

	Options outstanding	Weighted average exercise price per share	Aggregate Intrinsic Value
			(in thousands)
Balance at January 1, 2011	6,470,045	$16.52
Granted	763,290	20.36
Exercised	(317,399)	16.16
Forfeit or expired	(124,993)	15.88

Balance at April 2, 2011	6,790,943	$16.98	$33,120

Options exercisable at April 2, 2011	3,750,268	$16.59	$19,774

The total intrinsic value of options exercised during the three months ended April 2, 2011 was $1.7 million. As of April 2, 2011, we had $14.9 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested stock options. We expect that cost to be recognized over a weighted average period of 2.8 years.

Restricted stock awards are granted to employees under the 2005 Plan upon hire or based on performance criteria established by management. Restricted stock awards are similar to stock option awards and are subject to forfeiture if employment terminates prior to the release of the restrictions. We grant restricted stock which generally vests over a four year period. During the vesting period, ownership of the shares cannot be transferred. Restricted stock is considered issued and outstanding at the grant date and has the same dividend and voting rights as other common stock. We recognize compensation expense for the fair value of the restricted stock grants issued based on the closing stock price on the date of grant. The plan does not designate the specific number of shares available for restricted stock grants, as these are issued from the full pool of shares available under the 2005 Plan. The option pool is reduced by two shares for each restricted share granted.

Restricted stock activity under our 2005 Plan for the three months ended April 2, 2011 was as follows:

	Unvested Shares outstanding	Weighted average grant date fair value
Balance at January 1, 2011	333,264	$17.91
Granted	105,870	20.49
Vested	(34,781)	17.35
Cancelled	(7,983)	18.47

Balance at April 2, 2011	396,370	$18.64

As of April 2, 2011, we had $5.4 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested restricted stock awards. We expect that cost to be recognized over a weighted average period of 3.1 years.

4. Earnings per Share

The following table presents information necessary to calculate basic and diluted net income per common share and common share equivalents:

	Three Months Ended
(in thousands, except per share data)	April 2, 2011	April 3, 2010
Net income	$21,561	$20,658

Weighted-average shares outstanding for basic net income per share	76,866	75,117
Dilutive effect of stock options, restricted shares and convertible notes	1,825	1,153

Adjusted weighted-average shares outstanding for diluted net income per share	78,691	76,270

Net income per share
Basic net earnings	$0.28	$0.28
Diluted net earnings	$0.27	$0.27

There were 2,226,616 weighted shares outstanding for the three month period ended April 2, 2011, that were excluded from the diluted earnings per share computation because the impact would have been anti-dilutive. For the three month period ended April 3, 2010, there were 2,275,535 weighted shares outstanding that were excluded from the diluted earnings per share computation because the impact would have been anti-dilutive. In addition, our convertible notes (see Note 9, Debt) were excluded from the diluted net income per share calculation in the first quarter of 2010 because the conversion price was greater than the average market price of our stock during that period.

5. Inventories

Inventories consist of the following as of April 2, 2011 and January 1, 2011:

(in thousands)	April 2, 2011	January 1, 2011
Raw materials	$10,129	$9,392
Work in process	4,088	3,873
Finished goods	25,338	24,292
Obsolescence reserve	(4,063)	(3,768)

Net inventories	$35,492	$33,789

6. Warranties

Many of our products are sold with warranty coverage for periods ranging from one year up to the patient’s lifetime. The warranty allowance is our estimate of the expected future cost of honoring current warranty obligations. Factors influencing this estimate include historical claim rates, changes in product performance or deviations in product performance against our reliability commitments, the frequency of use of a prosthetic implant by the patient, patients’ performance expectations and changes in the terms of our policies.

Changes in the warranty balance during the three months ended April 2, 2011 and April 3, 2010 are presented below:

	Three Months Ended
(in thousands)	April 2, 2011	April 3, 2010
Balance, beginning of period	$2,697	$2,293
Provisions for warranty	353	334
Claims processed	(346)	(424)

Balance, end of period	$2,704	$2,203

7. Comprehensive Income

Comprehensive income is the sum of net income as reported and other comprehensive income. Other comprehensive income (loss) resulted from foreign currency translation adjustments, gains (losses) on derivative instruments qualifying as hedges, post-retirement plan liability adjustments, and gains (losses) on available-for-sale investments. For more information on derivative instruments, see Note 11, Derivative Instruments and Hedging Activities.

Comprehensive income for the three months ended April 2, 2011 and April 3, 2010 was:

	Three Months Ended
(in thousands)	April 2, 2011	April 3, 2010
Net income	$21,561	$20,658
Foreign currency translation gain (loss), net of taxes of ($21) and $15, respectively	2,389	(1,431)
Fair value adjustment on derivatives designated as cash flow hedges, net of taxes of $912 and ($610), respectively	(1,532)	1,008
Reclassification adjustments for cash flow hedges settled and included in net income, net of tax of ($246) and ($136), respectively	414	225
Unrealized gain on available-for-sale securities net of tax of ($90)	—	149
Recognition of previously unrealized gains on available-for-sale securities, net of tax of $131	(217)	—

Comprehensive income	$22,615	$20,609

The after-tax components of accumulated other comprehensive income as of April 2, 2011 and January 1, 2011, were as follows:

(in thousands)	Net Unrealized (Loss) on Derivative Instruments Qualifying as Hedges	Post-retirement Plan Liability Adjustment	Foreign Currency Translation Adjustment	Net Unrealized (Loss) Gain on Available-for-sale Investments	Total Accumulated Other Comprehensive Income
Balance at January 1, 2011	$(1,129)	$152	$5,955	$217	$5,195

Balance at April 2, 2011	$(2,247)	$152	$8,344	$—	$6,249

8. Goodwill and Intangible Assets

The changes in the carrying amount of goodwill for the three month period ending April 2, 2011 and January 1, 2011 were as follows:

	Three Months Ended
(in thousands)	April 2, 2011	April 3, 2010
Goodwill, beginning of the period	$683,720	$690,899
Allocation of goodwill to sale of non-strategic assets	—	(6,400)
Effect of currency translation	939	(642)

Goodwill, end of the period	$684,659	$683,857

During the first quarter of 2010, we sold our Her Option® global endometrial cryoablation product line for $20.5 million and used the proceeds to pay down our debt. The final sale price after adjustment based on working capital balances at the time of sale was $19.5 million. We allocated a portion of our goodwill to the sale based on the relative fair value of the Her Option® product line and our remaining business. The consideration, less goodwill, the carrying value of tangible and intangible assets and related disposal costs resulted in a pre-tax gain of $7.7 million, which is included in “gain on sale of non-strategic assets” in the Consolidated Statements of Operations. As the majority of the goodwill that was allocated to the Her Option® product line had no tax basis, we recorded a $5.1 million tax provision against the gain resulting in an effective tax rate of 65.7 percent of the gain on sale of Her Option®.

The following table provides additional information concerning intangible assets:

	April 2, 2011			January 1, 2011
(in thousands)	Gross carrying amount	Accumulated amortization	Net book value	Gross carrying amount	Accumulated amortization	Net book value
Developed and core technology	$132,953	$(95,139)	$37,814	$132,953	$(92,675)	$40,278
Other intangibles
Amortized
Patents	11,275	(9,837)	1,438	11,275	(9,737)	1,538
Licenses	18,644	(10,713)	7,931	18,494	(10,329)	8,165
Trademarks	2,233	(2,233)	—	2,233	(2,233)	—

Total amortized other intangible assets	32,152	(22,783)	9,369	32,002	(22,299)	9,703
Unamortized Trademarks	40,800	—	40,800	40,800	—	40,800

Total other intangibles	72,952	(22,783)	50,169	72,802	(22,299)	50,503

Total intangible assets	$205,905	$(117,922)	$87,983	$205,755	$(114,974)	$90,781

The estimated amortization expense for currently-owned intangibles, as presented above, for the years 2011 through 2015 is $11.5 million, $9.3 million, $9.3 million, $7.1 million and $7.1 million, respectively.

9. Debt

Senior Secured Credit Facility

On July 20, 2006, in conjunction with the Laserscope acquisition, American Medical Systems, Inc. (AMS), our wholly-owned subsidiary, entered into a credit and guarantee agreement (the Credit Facility) with CIT Healthcare LLC, as agent, and certain lenders from time to time party thereto. The six-year senior secured Credit Facility consisted of (i) term loan debt and (ii) a revolving credit facility of up to $65.0 million for working capital needs, including capital expenditures and permitted acquisitions. In 2010, we repaid the remaining outstanding term loan balance of $125.3 million with cash provided by operations and the Credit Facility was terminated effective April 12, 2011. There were no outstanding borrowings under the Credit Facility at the time of termination and no early termination penalties were incurred.

2011 Senior Secured Revolving Credit Facility

On April 15, 2011, we and AMS, our wholly-owned subsidiary, entered into a credit facility (Revolving Credit Facility) with the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (Administrative Agent), PNC Bank, National Association, as Syndication Agent and U.S. Bank National Association, as Documentation Agent. The Revolving Credit Facility provides a $250 million five-year senior secured line of credit maturing on April 15, 2016 (Maturity Date). Principal amounts outstanding under the Revolving Credit Facility are due and payable on the Maturity Date or may voluntarily be prepaid without premium or penalty. Accrued interest is payable no later than quarterly. There are no borrowings outstanding under the Revolving Credit Facility.

By our execution and delivery of the Revolving Credit Facility and each of AMS Research Corporation, AMS Sales Corporation, and Laserscope (collectively, the “Subsidiary Guarantors”), pursuant to a guaranty dated April 15,

2011 (Subsidiary Guaranty), in favor of the Administrative Agent, have guaranteed all of the obligations of AMS arising under the Revolving Credit Facility. The obligations of AMS and each of the Subsidiary Guarantors arising under the Revolving Credit Facility and the Subsidiary Guaranty respectively, are secured by a first priority security interest on substantially all of their respective assets (other than intellectual property) granted in favor of the Administrative Agent, on its behalf and on behalf of the lenders, pursuant to a pledge and security agreement and a mortgage on our facility in Minnetonka, Minnesota, each dated as of April 15, 2011.

We incurred costs and fees associated with the issuance of the Revolving Credit Facility that were capitalized and will be amortized over its five-year term. In addition, we are obligated to pay (i) a commitment fee based upon total debt leverage ratio and (ii) a fee based on the amount issued as a letter of credit, each of which is payable quarterly in arrears to the Administrative Agent for the ratable benefit of each lender. At the option of AMS, any borrowings under the Revolving Credit Facility (other than swing line loans) bear interest at a variable rate based on LIBOR or an alternative variable rate based on the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus half of one percent and (c) the Adjusted LIBOR for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent. The applicable margin for borrowings under the Revolving Credit Facility is determined by reference to our total leverage ratio, as defined by the Revolving Credit Facility. Interest is payable the last day of the respective interest period for borrowings based on LIBOR quarterly in arrears for borrowings based on the alternative variable rate.

Convertible Senior Subordinated Notes Due 2036

On June 27, 2006, we issued convertible senior subordinated notes with a stated maturity of July 1, 2036 (the 2036 Notes). The 2036 Notes bear a fixed interest rate of 3.25 percent per year, payable semiannually. The 2036 Notes are our direct, unsecured, senior subordinated obligations, rank junior to the Revolving Credit Facility and will rank junior in right of payment to all of our future senior secured debt as provided in the indenture for the 2036 Notes. The 2036 Notes have the same rank as our convertible notes that are due in 2041, which are discussed below.

On September 21, 2009, we exchanged $250.0 million in principal of the 2036 Notes for $250.0 million in principal of new convertible senior subordinated notes with a stated maturity of September 15, 2041 (the 2041 Notes). Further information on the 2041 Notes is provided following this section.

We separately account for the liability and equity components of our 2036 Notes in a manner that reflects our nonconvertible borrowing rate. The equity component of our 2036 Notes was $45.4 million as of April 2, 2011 and January 1, 2011, and is recorded in additional paid-in capital. As of April 2, 2011, the principal amount of the liability component, its unamortized discount, and its net carrying amount were $62.0 million, $7.8 million and $54.2 million, respectively. The unamortized discount will be amortized over a remaining period of 2.2 years and the amortization expense is included in “amortization of financing costs” on the Consolidated Statements of Operations. As of January 1, 2011, the principal amount of the liability component, its unamortized discount, and its net carrying amount were $62.0 million, $8.5 million and $53.5 million, respectively. The effective interest rate on the liability component was 9.5% for the three months ended April 2, 2011 and April 3, 2010. During the three months ended April 2, 2011, we recognized $0.5 million of interest expense representing the contractual interest coupon on our 2036 Notes, and $0.8 million of amortization expense related to the discount on the liability component. During the three months ended April 3, 2010, we recognized $0.5 million of interest expense representing the contractual interest coupon on our 2036 Notes, and $0.7 million of amortization expense related to the discount on the liability component.

In addition to regular interest on the 2036 Notes, we will also pay contingent interest beginning July 1, 2011 at 0.25% of the average trading price of the 2036 Notes, if the average trading price for the five consecutive trading days immediately before the last trading day preceding the relevant six-month period equals or exceeds 120 percent of the principal amount of the 2036 Notes.

Our 2036 Notes are convertible under the following circumstances for cash and shares of our common stock, if any, at a conversion rate of 51.5318 shares of our common stock per $1,000 principal amount of 2036 Notes (which is equal to an initial conversion price of approximately $19.406 per share), subject to adjustment: (1) when, during any fiscal quarter, the last reported sale price of our common stock is greater than 130% of the conversion price for at least 20 trading days in the 30 trading-day period ending on the last trading day of the preceding fiscal quarter; (2) during the five trading days immediately after any five consecutive trading-day period in which the trading price of a 2036 Note for each day of that period was less than 98% of the product of the closing price of our common stock and the applicable conversion rate; (3) if specified distributions to holders of our common stock occur; (4) if we call the 2036 Notes for redemption; (5) if a designated event or change, such as a change in control, occurs that results in conversion according to the Indenture; or (6) during the 60 days prior to, but excluding, any scheduled repurchase date or maturity date. Upon conversion, we would be required to satisfy up to 100 percent of the principal amount of the 2036 Notes solely in cash, with any amounts above the principal amount to be satisfied in shares of our common stock. If a holder elects to convert its 2036 Notes in connection with a designated event or change that occurs prior to July 1, 2013, we will pay, to the extent described in the Indenture, a make whole premium by increasing the conversion rate applicable to such 2036 Notes. Conversion of our 2036 Notes into common stock could result in dilution to our shareholders. From time to time, our 2036 Notes hold a fair value below their conversion rate. Any redemption due to the trading price discount, described in (2) above, would be subject to the restrictions imposed by the Revolving Credit Facility and would occur at the lower of market or conversion value, which would likely be substantially below the par value of the debt. All of the above conversion rights will be subject to certain limitations imposed by our Revolving Credit Facility.

We have the right to redeem for cash all or a portion of the 2036 Notes on or after July 6, 2011 at specified redemption prices as provided in the Indenture plus accrued and unpaid interest and contingent interest. Holders of the 2036 Notes may require us to purchase all or a portion of their 2036 Notes for cash on July 1, 2013; July 1, 2016; July 1, 2021; July 1, 2026; and July 1, 2031 or in the event of a designated event or change, at a purchase price equal to 100 percent of the principal amount of the 2036 Notes to be repurchased plus accrued and unpaid interest and contingent interest.

Convertible Senior Subordinated Notes Due 2041

On September 21, 2009, we exchanged $250.0 million in principal amount of our 2036 Notes for newly issued 2041 Notes. The 2041 Notes bear a fixed interest rate of 4.0 percent per year, payable semiannually. The 2041 Notes are our direct, unsecured, senior subordinated obligations, rank junior to the senior secured Credit Facility and will rank junior in right of payment to all of our future senior debt as provided in the indenture for the 2041 Notes. The 2041 Notes have the same rank as our 2036 Notes.

Similar to our 2036 Notes, we separately account for the liability and equity components of our 2041 Notes in a manner that reflects our nonconvertible borrowing rate. The excess of the principal amount of the liability component over its carrying amount is treated as debt discount and amortized using the effective interest method. In addition, debt issuance costs of approximately $7.7 million were allocated to the liability and equity components of the 2041 Notes. Approximately $5.3 million of the debt issuance costs were allocated to the liability component, recorded in other long-term assets, and are being amortized using the straight line method over seven years (representing the time period until the first put date under the 2041 Notes). Approximately $2.4 million of the debt issuance costs were allocated to the equity component and are treated as equity issuance costs and are not amortized.

The equity component of our 2041 Notes was $76.4 million as of April 2, 2011 and January 1, 2011, and is recorded in additional paid-in capital. As of April 2, 2011, the principal amount of the liability component, its unamortized discount, and its net carrying amount were $250.0 million, $66.1 million and $183.9 million, respectively. The unamortized discount will be amortized over a remaining period of 5.5 years and the amortization expense is included in “amortization of financing costs” on the Consolidated Statements of Operations. As of January 1, 2011, the principal amount of the liability component, its unamortized discount, and its net carrying amount were $250.0 million, $68.3 million and $181.7 million, respectively. The effective interest rate on the liability component was 10.2% for each of the three months ended April 2, 2011 and April 3, 2010. During the three months ended April 2, 2011, we recognized $2.5 million of interest expense representing the contractual interest coupon on our 2041 Notes, and $2.2 million of amortization expense related to the discount on the liability component. During the three months ended April 3, 2010, we recognized $2.5 million of interest expense representing the contractual interest coupon on our 2041 Notes, and $2.0 million of amortization expense related to the discount on the liability component.

In addition to regular interest on the 2041 Notes, we will also pay contingent interest beginning September 15, 2016 at 0.75% of the average trading price of the 2041 Notes, if the average trading price for the five trading days immediately before the first trading day preceding the relevant six-month period equals or exceeds 130 percent of the principal amount of the 2041 Notes.

Our 2041 Notes are convertible under the following circumstances for cash and shares of our common stock, if any, at a conversion rate of 51.5318 shares of our common stock per $1,000 principal amount of 2041 Notes (which is equal to an initial conversion price of approximately $19.406 per share), subject to adjustment: (1) when, during any fiscal quarter commencing after January 2, 2010 (and only during such fiscal quarter), the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than or equal to 130% of the applicable conversion price on the applicable trading day; (2) during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of 2041 Notes for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate; (3) if we call the 2041 Notes for redemption; (4) if specified distributions to holders of our common stock occur; (5) if an event or fundamental change, such as a change in control, occurs that results in conversion according to the Indenture; or (6) during the 60 days prior to, but excluding, any scheduled repurchase date or maturity date. Upon conversion, we would be required to satisfy up to 100 percent of the principal amount of the 2041 Notes solely in cash, with any amounts above the principal amount to be satisfied in shares of our common stock. If a holder elects to convert its 2041 Notes in connection with a designated event or change, we will pay, to the extent described in the Indenture, a make whole premium by increasing the conversion rate applicable to such 2041 Notes. Conversion of our 2041 Notes into common stock could result in dilution to our shareholders. Similar to our 2036 Notes, from time to time, our 2041 Notes may hold a fair value below their conversion rate. Any redemption due to the trading price discount, described in (2) above, would be subject to the restrictions imposed by the Revolving Credit Facility and would occur at the lower of market or conversion value, which would likely be substantially below the par value of the debt. All of the above conversion rights will be subject to certain limitations imposed by our Revolving Credit Facility.

We have the right to redeem for cash all or a portion of the 2041 Notes on or after September 15, 2016 at specified redemption prices as provided in the Indenture plus accrued and unpaid interest and contingent interest. Holders of the 2041 Notes may require us to purchase all or a portion of their 2041 Notes for cash on September 15, 2016 or in the event of a designated event or change, at a purchase price equal to 100 percent of the principal amount of the 2041 Notes to be repurchased plus accrued and unpaid interest and contingent interest.

Supplemental Guarantor Information

On June 17, 2011, AMS was acquired by Endo Pharmaceuticals Holdings Inc. (Endo) at which point we became a wholly-owned subsidiary of Endo. In connection with the acquisition and the related financing transactions, Endo revised its guarantor structure of its entities. Endo’s indebtedness includes $500 million of 7.00% Notes due 2019, $400 million of 7.00% Senior Notes due 2020 and $400 million of 7.25% Senior Notes due 2022 (the Endo Notes). The Endo Notes were issued in private offerings for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Endo Notes are senior unsecured obligations of Endo and are guaranteed on a senior unsecured basis by certain of Endo’s domestic subsidiaries, including American Medical Systems Holdings, Inc. and the following AMS subsidiaries: American Medical Systems, Inc., AMS Sales Corporation, AMS Research Corporation and Laserscope (the Guarantor Subsidiaries). Each of the subsidiary guarantors is 100 percent owned by Endo. The guarantees are joint and several, and are subordinated in right of payment to the guaranteed obligations of our significant domestic subsidiaries under our senior Credit Facility.

The following supplemental condensed consolidating financial information are presented pursuant to Rule 3-10(g) of Regulation S-X and reflect the statements of operations for each of the three month periods ended April 2, 2011 and April 3, 2010, the balance sheet as of April 2, 2011, and the statements of cash flows for each of the three month periods ended April 2, 2011 and April 3, 2010 for the Guarantor Subsidiaries as a group in accordance with the updated guarantor structure of Endo, and separately for our non-Guarantor Subsidiaries as a group, as of October 14, 2011. In the condensed consolidating financial statements, we and the Guarantor Subsidiaries account for investment in wholly-owned subsidiaries using the equity method.

American Medical Systems Holdings, Inc.

Notes to Consolidated Financial Statements - (Continued)

Condensed Consolidating Statement of Operations

(In thousands)

	Three Months Ended April 2, 2011
	American Medical Systems Holdings, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$—	$164,868	$32,775	$(56,857)	$140,786
Cost of sales		58,815	19,890	(56,572)	22,133

Gross profit	—	106,053	12,885	(285)	118,653
Operating expenses
Selling, general and administrative	—	47,666	12,620	—	60,286
Research and development	—	14,218	200	—	14,418
Global Manufacturing start-up costs	—	133	64	—	197
Amortization of intangibles	—	2,948	—	—	2,948

Total operating expenses	—	64,965	12,884	—	77,849

Operating income	—	41,088	1	(285)	40,804
Other (expense) income
Royalty income	—	82	—	—	82
Interest expense	(3,012)	(83)	(57)	51	(3,101)
Amortization of financing costs	(3,163)	—	—	—	(3,163)
Other income (expense)	—	(782)	52	(97)	(827)

Total other (expense) income	(6,175)	(783)	(5)	(46)	(7,009)

(Loss) income before income taxes	(6,175)	40,305	(4)	(331)	33,795
(Benefit) provision for income taxes	(2,316)	14,675	(1)	(124)	12,234
Equity in earnings of subsidiary	25,627	(3)	—	(25,624)	—

Net income	$21,768	$25,627	$(3)	$(25,831)	$21,561

American Medical Systems Holdings, Inc.

Notes to Consolidated Financial Statements - (Continued)

Condensed Consolidating Statement of Operations

(In thousands)

	Three Months Ended April 3, 2010
	American Medical Systems Holdings, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$—	$122,858	$29,667	$(17,599)	$134,926
Cost of sales	—	20,575	17,337	(16,885)	21,027

Gross profit	—	102,283	12,330	(714)	113,899
Operating expenses
Selling, general and administrative	—	50,350	10,537	—	60,887
Research and development	—	13,515	(6)	—	13,509
Global manufacturing costs					—
Amortization of intangibles	—	3,047	—	—	3,047

Total operating expenses	—	66,912	10,531	—	77,443

Operating income	—	35,371	1,799	(714)	36,456
Other (expense) income
Royalty income	—	308	—	—	308
Interest expense	(3,011)	(936)	(31)	24	(3,954)
Amortization of financing costs	(2,878)	(815)	—	—	(3,693)
Gain on sale of non-strategic assets	—	7,719	—	—	7,719
Other income (expense)	—	(262)	(220)	(34)	(516)

Total other (expense) income	(5,889)	6,014	(251)	(10)	(136)

(Loss) income before income taxes	(5,889)	41,385	1,548	(724)	36,320
(Benefit) provision for income taxes	(2,220)	17,601	554	(273)	15,662
Equity in earnings of subsidiary	24,778	994	—	(25,772)	—

Net income	$21,109	$24,778	$994	$(26,223)	$20,658

American Medical Systems Holdings, Inc.

Notes to Consolidated Financial Statements - (Continued)

Condensed Consolidating Balance Sheet

(In thousands)

	As of April 2, 2011
	American Medical Systems Holdings, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Total
Assets
Current assets
Cash and cash equivalents	$—	$5,472	$21,523	$—	$26,995
Short-term investments	27,733	54,240	1,047	—	83,020
Accounts receivable, net	636,444	49,647	32,801	(622,450)	96,442
Inventories, net	—	33,229	9,172	(6,909)	35,492
Deferred income taxes	—	15,299	1,073	—	16,372
Other current assets	—	5,047	2,801	—	7,848

Total current assets	664,177	162,934	68,417	(629,359)	266,169
Property, plant and equipment, net	—	39,676	1,144	—	40,820
Goodwill	—	692,305	16,375	(24,021)	684,659
Intangible assets, net	—	87,983	—	—	87,983
Investment in subsidiaries	280,777	53,827	—	(334,604)	—
Other long-term assets, net	4,170	3,896	702	—	8,768

Total assets	$949,124	$1,040,621	$86,638	$(987,984)	$1,088,399

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$(42,382)	$684,362	$19,684	$(652,164)	9,500
Income taxes payable	(4,597)	13,590	(424)	—	8,569
Accrued compensation expenses	—	16,530	4,946	—	21,476
Accrued warranty expense	—	2,725	(21)	—	2,704
Other accrued expenses	1,023	19,018	6,012	—	26,053

Total current liabilities	(45,956)	736,225	30,197	(652,164)	68,302
Non-current liabilities
Long-term debt	238,062	—	—	—	238,062
Intercompany loans payable	—	—	1,215	(1,215)	—
Deferred income taxes	57,538	341	1,399	—	59,278
Long-term income taxes payable	—	19,494	—	—	19,494
Long-term employee benefit obligations	—	3,784	—	—	3,784

Total non-current liabilities	295,600	23,619	2,614	(1,215)	320,618

Total liabilities	249,644	759,844	32,811	(653,379)	388,920
Stockholders’ equity
Common stock	772	—	5,130	(5,130)	772
Additional paid-in capital	445,123	3,424	16,528	(19,952)	445,123
Accumulated other comprehensive income	6,249	(1,177)	8,719	(7,542)	6,249
Retained earnings (deficit)	247,336	278,530	23,450	(301,981)	247,335

Total stockholders’ equity	699,480	280,777	53,827	(334,605)	699,479

Total liabilities and stockholders’ equity	$949,124	$1,040,621	$86,638	$(987,984)	$1,088,399

American Medical Systems Holdings, Inc.

Notes to Consolidated Financial Statements - (Continued)

Condensed Consolidating Statement of Cash Flows

(In thousands)

	Three Months Ended April 2, 2011
	American Medical Systems Holdings, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Total
Cash flows from operating activities
Net cash (used in) provided by operating activities	$(6,298)	$29,253	$10,222	$—	$33,177
Cash flows from investing activities
Purchase of property, plant and equipment	—	(1,733)	(69)	—	(1,802)
Purchase of intangibles	—	(508)	—	—	(508)
Purchase of investments	—	(33,861)	(607)	—	(34,468)
Sale of investments	—	8,571	—	—	8,571
Net settlement of derivative contracts	—	(425)	—	—	(425)

Net cash used in investing activities	—	(27,956)	(676)	—	(28,632)
Cash flows from financing activities
Issuance of common stock	5,998	—	—	—	5,998
Excess tax benefit from stock-based compensation	300	—	—	—	300

Net cash provided by financing activities	6,298	—	—	—	6,298
Effect of currency exchange rates on cash	—	—	(329)	—	(329)

Net increase in cash and cash equivalents	—	1,297	9,217	—	10,514
Cash and cash equivalents at beginning of period	—	4,175	12,306	—	16,481

Cash and cash equivalents at end of period	$—	$5,472	$21,523	$—	$26,995

American Medical Systems Holdings, Inc.

Notes to Consolidated Financial Statements - (Continued)

Condensed Consolidating Statement of Cash Flows

(In thousands)

	Three Months Ended April 3, 2010
	American Medical Systems Holdings, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Total
Cash flows from operating activities
Net cash (used in) provided by operating activities	$(9,560)	$38,434	$(2,266)	$—	$26,608

Cash flows from investing activities
Purchase of property, plant and equipment	—	(1,283)	(31)	—	(1,314)
Sale of non-stragic assets, net	—	20,186	—	—	20,186
Purchase of intangibles	—	(693)	—	—	(693)
Purchase of investments		(25,012)	(29)	—	(25,041)
Sale of investments	—	7,000	337	—	7,337
Net settlement of derivative contracts	—	783	—	—	783

Net cash provided by investing activities	—	981	277	—	1,258

Cash flows from financing activities
Issuance of common stock	9,365	—	—	—	9,365
Excess tax benefit from stock-based compensation	195	—	—	—	195
Payments on senior secured credit facility	—	(45,719)	—	—	(45,719)

Net cash provided by (used in) financing activities	9,560	(45,719)	—	—	(36,159)
Effect of exchange rates on cash	—	—	(165)	—	(165)

Net decrease in cash and cash equivalents	—	(6,304)	(2,154)	—	(8,458)

Cash and cash equivalents at beginning of period	—	16,973	13,697	—	30,670

Cash and cash equivalents at end of period	$—	$10,669	$11,543	$—	$22,212

10. Fair Value Measurements

Generally accepted accounting principles define and establish a framework for measuring fair value and providing disclosure about fair value measurements. Furthermore, U.S. GAAP specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon market data obtained from independent sources (observable inputs) or reflect our own assumptions of market participant valuation (unobservable inputs). We have categorized our financial assets and liabilities, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy. If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following table summarizes our financial assets measured at fair value on a recurring basis as of April 2, 2011 (in thousands):

	Fair Value Measurements at Reporting Date Using
Description	Quoted Prices in Active Markets for Indentical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Money market funds	$54,943	$—	$—
Other short-term investments	—	1,047	—
Commercial Paper	—	27,030	—

Total Assets	$54,943	$28,077	$—

Liabilities
Derivatives	$—	$3,377	$—

Money market funds: Our money market funds are highly liquid investments that invest in securities with a maturity of three months or less. These assets are classified within Level 1 of the fair value hierarchy because the money market funds are valued using quoted market prices in active markets.

Other short-term investments: Other short-term investments consist of mutual fund shares and short-term bonds, which have maturities of three months or less. The carrying amount is a reasonable estimate of fair value and the short-term investments have been classified as Level 2.

Commercial paper: We hold commercial paper that has a maturity of eight months or less with a highly rated financial institution. Our commercial paper is classified as Level 2 in the fair value hierarchy because it is carried at amortized cost, which is a reasonable approximation of fair value.

Derivatives: The total fair value of various foreign exchange forward contracts as of April 2, 2011 includes liabilities of $3.4 million, reported in other accrued expenses. We measure our derivatives at fair value on a recurring basis using significant observable inputs, which is Level 2 as defined in the fair value hierarchy. Refer to Note 11, Derivative Instruments and Hedging Activities, for more information regarding our derivatives.

Cost-method investment: During the first quarter of 2011, we made an investment in preferred stock of a privately-held company. The $4.2 million investment is being accounted for using the cost-method and will be evaluated for impairment on an annual basis, or as circumstances indicate the possibility of impairment. The fair value of this cost-method investment is not estimated if there are no identified events or changes in circumstances that may have a significant adverse effect on the fair value of the investment as we have determined that it is not practicable to estimate the fair value of the investment because it relates to a development stage privately-held company and the shares are not actively traded.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Fair value measurements of non-financial assets and liabilities are primarily used in the impairment analysis of goodwill and other intangible assets. We review goodwill and other intangible assets for impairment annually, during the fourth quarter of each fiscal year, or as circumstances indicate the possibility of impairment. During the three months ended April 2, 2011, we had no significant measurements of assets or liabilities at fair value on a nonrecurring basis subsequent to their initial recognition.

Fair Value of Debt

The fair value of the 2036 Notes and the 2041 Notes (see Note 9, Debt) was estimated using quoted market prices.

The following table summarizes the principal outstanding and estimated fair values of our 2036 Notes and the 2041 Notes (in thousands):

	April 2, 2011		January 1, 2011
	Principal	Fair Value	Principal	Fair Value
2036 Notes	$61,985	$70,198	$61,985	$67,839
2041 Notes	250,000	327,500	250,000	307,635

	$311,985	$397,698	$311,985	$375,474

11. Derivative Instruments and Hedging Activities

We are exposed to certain risks relating to our ongoing business operations. We use derivatives to mitigate a portion of our exposure to volatility in foreign currency exchange rates. Foreign exchange forward contracts are used to manage the currency risk associated with forecasted sales to and receivables from certain subsidiaries, denominated in their local currencies. We hedge only exposures in the ordinary course of business.

We account for our derivative instruments at fair value provided we meet certain documentary and analytical requirements to qualify for hedge accounting treatment. Hedge accounting creates the potential for a Consolidated Statement of Operations match between the changes in fair values of derivatives and the changes in cost of the associated underlying transactions, in this case translation gain or loss. Derivatives held by us are designated as hedges of specific exposures at inception, with an expectation that changes in the fair value will essentially offset the change in the underlying exposure. Discontinuance of hedge accounting is required whenever it is subsequently determined that an underlying transaction is not going to occur, with any gains or losses recognized in the Consolidated Statement of Operations at such time, with any subsequent changes in fair value recognized currently in earnings. Fair values of derivatives are determined based on quoted prices for similar contracts.

We have foreign currency exchange forward contract derivatives outstanding at April 2, 2011 which are designated as cash flow hedges of currency fluctuations for a portion of our forecasted sales to certain subsidiaries, denominated in Euros, British pounds, Canadian dollars, Australian dollars, and Swedish krona. These contracts have remaining terms between one and twelve months. The notional amount of the foreign exchange forward contracts designated as cash flow hedges was $45.4 million and $46.4 million at April 2, 2011 and January 1, 2011, respectively. We have also entered into foreign exchange forward contracts to manage a portion of our exposure to foreign exchange rate fluctuations on certain inter-company receivables denominated in Euros, British pounds, Canadian dollars, and Australian dollars. These contracts are not designated as an accounting hedge, and the notional amount of these contracts at April 2, 2011 and January 1, 2011 was $8.3 million and $11.9 million, respectively. The associated underlying transactions are expected to occur within the next month.

The effective portion of the change in fair value of foreign currency exchange contracts is reported in accumulated other comprehensive income, a component of stockholders’ equity, and is being recognized as an adjustment to other (expense) income, over the same period the related expenses are recognized in earnings. Ineffectiveness would occur when changes in the market value of the hedged transactions are not completely offset by changes in the market value of the derivatives. Gains and losses on derivatives representing hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized currently in earnings when incurred. No ineffectiveness was recognized during the three months ended April 2, 2011 or April 3, 2010. Amounts due from counterparties (unrealized hedge gains) or owed to counterparties (unrealized hedge losses) are included in accounts receivable, net or other accrued expenses, respectively. Cash receipts or payments related to our derivatives are generally classified in the Consolidated Statements of Cash Flows as cash flows from operating activities, consistent with the related items being hedged, unless the derivative is not designated as a hedge or if hedge accounting is discontinued, in which case the receipts or payments are classified as cash flows from investing activities.

Information on the location and amounts of derivative fair values in the Consolidated Balance Sheets is presented in the table below.

	Derivative Liabilities
(in thousands)	Balance Sheet Location	April 2, 2011	January 1, 2011
Derivatives designated as hedging instruments
Foreign exchange forward contracts	Other accrued expenses	$3,340	$1,727
Derivatives not designated as hedging instruments
Foreign exchange forward contracts	Other accrued expenses	37	99

Total derivatives		$3,377	$1,826

At April 2, 2011, approximately $3.4 million of the existing loss on the foreign exchange forward contracts designated as a cash flow hedge, which is included in accumulated other comprehensive income, is expected to be reclassified into earnings within the next twelve months.

We are exposed to credit losses in the event of non-performance by counterparties on these financial instruments, and although no assurances can be given, we do not expect any of the counterparties to fail to meet its obligations. The credit exposure related to these financial instruments is represented by the fair value of contracts with a positive fair value at the reporting date. To manage credit risks, we enter into derivative instruments with high quality financial institutions, which we monitor regularly and take action where possible to mitigate risk.

Information on the location and amounts of derivative gains and losses recorded in other comprehensive income (OCI) and recorded in the Consolidated Statements of Operations is presented in the table below.

The Effect of Derivative Instruments on the Consolidated Statement of Operations

for the Three Months Ended April 2, 2011 and April 3, 2010

(in thousands)

			Location of Gain
	Amount of Gain (Loss)		(Loss) Reclassified	Amount of Gain (Loss) Reclassified
	Recognized in OCI on Derivatives		from Accumulated	from Accumulated OCI into Income
Derivatives in Cash Flow	(Effective Portion)		OCI into Income	(Effective Portion)
Hedging Relationships	April 2, 2011	April 3, 2010	(Effective Portion)	April 2, 2011	April 3, 2010
Interest rate swap contracts	$—	$197	Interest expense	$—	$(219)
Foreign exchange contracts	(1,784)	1,782	Other (expense) income	(660)	(142)

Total	$(1,784)	$1,979		$(660)	$(361)

	Location of Gain (Loss)	Amount of Gain (Loss) Recognized
Derivatives not designated	Recognized in Income	in Income on Derivatives
as Hedging Instruments	on Derivatives	April 2, 2011	April 3, 2010
Foreign exchange contracts	Other (expense) income	$(363)	$282

12. Industry Segment Information and Foreign Operations

Since our inception, we have operated in the single industry segment of developing, manufacturing, selling and marketing medical devices. We distribute products through our direct sales force and independent sales representatives in the United States, Canada, Australia, Brazil and Western Europe. Additionally, we distribute products through foreign independent distributors, primarily in Europe, Asia, and South America, who then sell the products to medical institutions. No customer or distributor accounted for ten percent or more of net sales during the three month periods ended April 2, 2011 or April 3, 2010. Foreign subsidiary sales are predominantly to customers in Western Europe, Canada, Australia and Brazil and our foreign subsidiary assets are located in the same countries.

The following table presents net sales and long-lived assets (excluding deferred taxes) by geographical territory. No individual foreign country’s net sales or long-lived assets accounted for more than ten percent of consolidated net sales or consolidated long-lived assets.

	Three Months Ended
(in thousands)	April 2, 2011	April 3, 2010
United States
Net sales	$99,675	$98,310
Long-lived assets	804,415	813,153
International
Net sales	41,111	36,616
Long-lived assets	17,815	17,150

13. Commitments and Contingent Liabilities

We are involved in a number of claims and lawsuits considered normal in our business, including product liability matters. While it is not possible to predict the outcome of legal actions, we believe that any liability resulting from the pending claims and suits that would potentially exceed existing accruals would not have a material, adverse effect on our financial position or on our results of operations or cash flows for any period.

Product Liability

On October 20, 2008, the U.S. Food and Drug Administration (FDA) issued a public health notice regarding complications associated with transvaginal placement of surgical mesh to treat pelvic organ prolapse and stress urinary incontinence. Most of our female incontinence and prolapse products use surgical mesh. The notification provides recommendations and encourages physicians to seek specialized training in mesh procedures, advise their patients about the risks associated with these procedures and be diligent in diagnosing and reporting complications.

During 2010, we experienced an increased level of lawsuits related to our products that use mesh. We believe these suits were brought in connection with the two year anniversary of the public health notification issued by the FDA and we plan to vigorously defend against these claims. We have recorded an accrual for probable legal costs, settlements and judgments for mesh litigation. Due to the early stages of the litigation and the lack of precedent for product liability cases involving mesh, we do not have sufficient data to quantify the maximum potential range to litigate or otherwise resolve these lawsuits, either individually or in the aggregate.

14. Subsequent Events

Pending Merger with Endo Pharmaceuticals Holdings, Inc.

On April 10, 2011, we entered into a definitive agreement with Endo Pharmaceuticals Holdings, Inc. (Endo) under which a wholly-owned indirect subsidiary of Endo will merge with and into American Medical Systems Holdings, Inc. and the outstanding common shares of American Medical Systems Holdings, Inc. will be cancelled in exchange for $30 per share. The aggregate purchase price for the merger is approximately $2.9 billion in cash, which includes the assumption and repayment of $312 million of principal on our convertible debt. The transaction is subject to approval of our stockholders and clearance by the relevant antitrust authorities, as well as other customary conditions, and is expected to close in the third quarter of 2011.

Termination of Credit Facility

On April 12, 2011, AMS and each of our majority-owned domestic subsidiaries, terminated in whole the Credit and Guaranty Agreement with CIT Healthcare LLC, as administrative agent, dated July 20, 2006. There were no outstanding borrowings under the Credit Facility at the time of termination and no early termination penalties were incurred.

2011 Senior Secured Revolving Credit Facility

On April 15, 2011, we and our wholly owned subsidiary American Medical Systems, Inc., entered into a Revolving Credit Facility with JPMorgan Chase Bank, N.A., as Administrative Agent, PNC Bank, National Association, as Syndication Agent and U.S. Bank National Association, as Documentation Agent (see Notes to Consolidated Financial Statements – No. 9, Debt). The Revolving Credit Facility provides a $250 million five-year senior secured line of credit maturing on April 15, 2016. There are no borrowings outstanding under the Revolving Credit Facility.

Voluntary recall of the control pump component of the AMS 800® Artificial Urinary Sphincter

On May 9, 2011, we initiated a voluntary recall of the control pump component of the AMS 800® Artificial Urinary Sphincter, a men’s health incontinence product. Based upon a review of our product test procedures, we are unable to confirm that all control pumps have met our requirements. We have not received any confirmed reports of device malfunction attributable to this concern and we believe the likelihood of a serious adverse health consequence is remote.